Exhibit 99.1

For Immediate Release
Doral Financial Corp. Files Form 10-K for Year Ended December 31, 2007
Reports 2007 Net Loss of $170.9 million
compared to a Net Loss of $223.9 million for 2006
Reports Net Loss of $34.0 million in Fourth Quarter 2007 compared to Net Loss of $62.1 million in Third Quarter 2007
Year 2007 milestones include a Successful Capital Raise that
Placed the Company in an Extremely Strong Capital Position
San Juan, Puerto Rico—March 20, 2008—Doral Financial Corporation (NYSE:DRL) (“Doral” or the “Company”), a diversified financial services company, today reported the filing of its Annual Report on Form 10-K for the year ended December 31, 2007, a pivotal year in the history of the Company as it successfully completed its recapitalization, improved capital strength, increased loan loss provisions and resolved key issues that will allow Doral to move forward.
“The year 2007 was one of difficult decisions in order to make substantial progress in restructuring the Company. It also reflects significant costs incurred related to the settlement of numerous legacy issues, disposal of assets and increased loan loss reserves. Doral also achieved significant milestones: we recapitalized the company; paid our bondholders; settled the shareholders lawsuit; strengthened our balance sheet; expanded our platform of products; and increased production.
We started to implement the business strategies to transform Doral from a mono-line mortgage company into a community bank, allowing us to move forward as we execute on our fundamentals to return to profitability. We’ve clearly made significant progress, but we have more work to do. As we stand today with a solid capital position, we will continue to focus on our top priority of creating a culture of compliance while growing the franchise,” said Glen R. Wakeman, President and CEO of Doral Financial Corporation.
As part of its strategic restructuring plan, Doral Financial achieved the following milestones in 2007:
•	Successfully raised $610 million in a recapitalization that resulted in an extremely strong capital position with sufficient liquidity. Doral Financial’s leverage capital ratio is well above “well capitalized” at 10.8% as of December 31, 2007.

•	Paid in full the $625 million floating rate senior notes that matured on July 20, 2007.

•	Settled the restatement-related consolidated class action and derivative shareholder litigation and related transaction expenses on August 2007.

•	Reduced interest rate risk through the sale of about $1.9 billion in available-for-sale securities in the third quarter and positioned itself to better manage interest rate risk by approving the transfer of $1.8 billion in investment securities from the held to maturity portfolio to the available for sale portfolio in the fourth quarter. The Company sold $0.5 billion in long-dated Treasuries after the transfer to reduce interest rate risk.

•	Completed the appointment of a new experienced management team and the installation of a new Board of Directors to lead the institution and oversee its corporate governance.
FINANCIAL HIGHLIGHTS
•	The net loss for the year ended December 31, 2007 was $170.9 million, compared to net loss of $223.9 million for 2006. After the payment of preferred stock dividends, there was a net loss attributable to common shareholders of $204.2 million for the year ended December 31, 2007, compared to a net loss attributable to common shareholders of $257.2 million for the year ended December 31, 2006. For the fourth quarter of 2007, Doral incurred a net loss of $34.0 million, compared to a net loss of $62.1 million for the third quarter of 2007, and a net loss of $161.4 million for the fourth quarter of 2006.

•	The diluted loss per share for the year ended December 31, 2007 was $7.45, compared to a diluted loss per share of $47.66 for the year ended December 31, 2006. The diluted loss per share for the fourth quarter of 2007 was $0.79, compared to $1.59 for the third quarter of 2007, and $31.45 for the fourth quarter of 2006.

•	Net interest income for the year ended December 31, 2007 was $154.3 million, compared to $201.4 million for the year ended December 31, 2006. The decrease in net interest income for 2007, compared to 2006, is principally related to the decrease in interest income due to the sale of $2.4 billion in available for sale investment securities. Net interest income for the fourth quarter of 2007 was $42.1 million, compared to $39.4 million for the third quarter of 2007, and $43.2 million for the fourth quarter of 2006.

•	The reduction in leverage resulted in an increase in the net interest margin from 1.41% for 2006 to 1.60% for 2007. Net interest margin increased to 1.99% in the fourth quarter of 2007 from 1.81% in the third quarter of 2007, and 1.41% in the fourth quarter of 2006.

•	The provision for loan and lease losses for the year ended December 31, 2007 was $78.2 million, compared to $39.8 million for 2006. The provision for loan lease losses for the fourth quarter of 2007 was $47.8 million, compared to $5.1 million for the third quarter of 2007, and $18.7 million in the fourth quarter of 2006. The increase in the provision reflects principally an increase in reserves related to the allowance for the Company’s construction loan portfolio, as well as delinquency trends in the residential mortgage, commercial and consumer loan portfolios throughout 2007.

•	Non-interest loss for the year ended December 31, 2007 was $75.4 million, compared to non-interest loss of $59.2 million for the year ended December 31, 2006. The non-interest loss for 2007, compared to 2006, was principally driven by a significant loss related to the third quarter sale of $1.9 billion in available for sale investment securities and related transactions at a pre-tax loss totaling approximately $128.0 million. Non-interest loss for the fourth quarter of 2007 was $2.4 million, compared to $109.6 million for the third quarter of 2007, and $26.5 for the fourth quarter of 2006.

•	Non-interest expense for the year ended December 31, 2007 was $303.5 million, compared to $374.3 million for year ended December 31, 2006. Compared to 2006, non-interest expenses for 2007 decreased by $70.8 million, principally due to the accrual of $95.0 million during 2006 in connection with the settlement of the securities class action and shareholders’ derivative litigation related to the restatement of prior-period financial statements. Non-interest expense for the fourth quarter of 2007 was $78.4 million, compared to $73.2 million for the third quarter of 2007 and $179.4 for the fourth quarter of 2006.

•	For the year ended December 31, 2007, Doral Financial reported an income tax benefit of $131.9 million, compared to a tax benefit of $48.1 million for 2006. For the fourth quarter of 2007, the Company reported an income tax benefit of $52.5 million, compared to $86.3 million for the third quarter of 2007 and $20.0 million for the fourth quarter of 2006. The recognition of income tax benefit reflects the release of the valuation allowance of the deferred tax asset, primarily as a result of the recapitalization of the Company.
CAPITAL RATIOS
The Company’s banking subsidiaries continue to be well capitalized for bank regulatory purposes as of December 31, 2007. On February 15, 2008, the Company’s Board of Directors approved an $80 million capital contribution to Doral Bank PR to ensure that Doral Bank PR has more than adequate financial strength given the current economic environment in Puerto Rico.

				Well-	Adequately-
	Doral	Doral	Doral	Capitalized	Capitalized
As of December 31, 2007	Financial	Bank-PR(1)	Bank NY	Minimum	Minimum
Total capital ratio (Total capital to risk-weighted assets)	17.8%	12.2%	13.8%	10.0%	8.0%
Tier 1 capital ratio (Tier 1 capital to risk-weighted assets)	16.5%	10.9%	13.0%	6.0%	4.0%
Leverage ratio(2)	10.8%	5.7%	10.6%	5.0%	4.0%

(1)	Excludes the impact of the $80 million capital contribution approved by the Doral Financial’s Board of Directors which is expected to be completed during the first quarter of 2008.

(2)	Tier 1 capital to average assets in the case of Doral Financial and Doral Bank PR and Tier 1 capital to adjusted total assets in the case of Doral Bank NY.

ANNUAL SHAREHOLDERS MEETING
Doral Financial Corporation also announced that the annual meeting of shareholders has been rescheduled for May 7, 2008, instead of April 16, 2008, as had been previously announced. The record date for shareholders who are entitled to notice of and to vote at the annual meeting will remain March 10, 2008.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. In addition, Doral Financial may make forward-looking statements in its press releases or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others. These “forward-looking statements” are identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions.
Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•	the strength or weakness of the real estate markets and of the consumer or commercial credit sectors and its impact in the credit quality of Doral Financial’s loans and other assets;

•	Doral Financial’s ability to derive sufficient income to realize the benefit of its deferred tax assets;

•	the strength or weakness of the Puerto Rico and the United States economies;

•	changes in interest rates and the potential impact of such changes in interest rates on Doral Financial’s net interest income;

•	the performance of U.S. capital markets;

•	the fiscal and monetary policy of the federal government and its agencies;

•	potential adverse development from ongoing enforcement actions by bank regulatory agencies;

•	risks arising from material weaknesses in Doral Financial’s internal control over financial reporting; and

•	developments in the regulatory and legal environment for financial services companies in Puerto Rico and the United States.
Doral Financial does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.

Investors should carefully consider these factors and the risk factors outlined under Item 1A. Risk Factors, in our 2007 Annual Report on Form 10-K.
Contacts:
Investor Relations:
Roberto Reyna
SVP Investor Relations
787-474-5498
Media
Lucienne Gigante
VP Public Relations
787-474-6298